Exhibit 10.61

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of June 9, 2003 (the “Effective Date”), by and between AMYLIN PHARMACEUTICALS, INC., a corporation (the “Company”), and GINGER L. GRAHAM (the “Executive”).  The Company and the Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

The Company desires assurance of the association and services of the Executive in order to retain the Executive’s experience, skills, abilities, background and knowledge, and is willing to engage the Executive’s services on the terms and conditions set forth in this Agreement.

The Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.                                      EMPLOYMENT.

1.1                               Title.  The Executive shall have the title of President and Chief Executive Officer of the Company and shall serve in such other capacity or capacities as the Board of Directors of the Company (the “Board”) may from time to time prescribe.  The Executive shall also serve as a member of the Board during her employment as President and Chief Executive Officer.

1.2                               Duties.  The Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of President and Chief Executive Officer, consistent with the bylaws of the Company and as required by the Board.

1.3                               Location.  Unless the Parties otherwise agree in writing, the Executive shall perform services pursuant to this Agreement at the Company’s offices located in Boulder, Colorado, San Diego, California or at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations in connection with the Company’s business.

1.4                               Initial Part-Time Employment.  During the period June 9, 2003 through August 31, 2003, the Executive’s employment with the Company shall be part-time.  Effective September 1, 2003, the Executive shall assume the role of President and Chief Executive Officer on a full-time basis.

2.                                      LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

2.1                               Loyalty.  During the Executive’s employment by the Company the Executive shall devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive’s duties under this Agreement.

2.2                               Non-competition.  Except with the prior written consent of the Company’s Board of Directors, Executive will not, while employed by the Company, engage in competition with the Company and/or any of its affiliates, subsidiaries, or joint ventures currently existing or which shall be established during Executive’s employment by the Company (collectively, “Affiliates”) either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, consultant, or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates unless approved by the Board.

2.3                               Agreement not to Participate in Company’s Competitors.  During her employment by the Company, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. Notwithstanding the foregoing, the acquisition or ownership by the Executive, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

3.                                      COMPENSATION.

3.1                               Base Salary During Part-Time Employment.  During the period from June 9 to August 31, 2003, the Executive shall receive an annualized base salary equivalent to One Hundred Twenty Five Thousand Dollars ($125,000.00) per year, equivalent to $2,400.00 per week, payable in regular periodic installments in accordance with Company policy.

3.2                               Base Salary.  Effective September 1, 2003, the Company shall pay the Executive a base salary of Five Hundred Thousand Dollars ($500,000.00) per year, payable in regular periodic payments in accordance with Company policy.  Such base salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.  The Compensation Committee of the Company’s Board of Directors, at its sole discretion, will review the Executive’s salary on an annual basis.

3.3                               Discretionary Bonus.  In addition to the Executive’s base salary, the Executive will be eligible to receive an annual discretionary bonus of up to Five Hundred Thousand Dollars ($500,000.00) based upon the achievement of corporate objectives as determined by the Board under the Company’s bonus plan for executives then in effect.  The Board shall determine, in its exclusive discretion, whether the Executive shall receive any bonus in any particular year and the amount of any bonus.  Any bonus awarded by the Board shall be paid in March of the year following the performance year.  The target bonus shall be Four Hundred Thousand Dollars ($400,000.00).  The Compensation Committee of the Board will review the Executive’s bonus target on an annual basis and determine, in its sole discretion, whether changes are appropriate.

3.4                               Stock Options.  The Executive shall be granted an option to purchase five hundred thousand (500,000) shares of the Company’s stock at an exercise price of twenty-three dollars ($23.00) per share (the “Option”).  The option shall be an incentive stock option to the extent permitted by applicable tax laws.  The Option is governed by the terms of the Company’s 2001 Equity Incentive Plan and related Option Grant Notice.  The Option shall vest as follows: (i) 350,000 shares shall vest over four (4) years so long as the Executive remains employed by the Company, with twenty-five percent (25%) of these shares (87,500) vesting on September 1, 2004, the first anniversary of the Executive’s full-time employment with the Company, and the balance of these shares (262,500) vesting 1/36th (7,291.666 shares) at the end of each monthly period thereafter for a period of three years; (ii) 50,000 shares shall vest upon the commercial launch of SYMLIN™ (pramlintide acetate) provided that the Executive is employed by the Company on the date of launch; (iii) 50,000 shares shall vest upon U.S. Food and Drug Administration (“FDA”) acceptance of an exenatide New Drug Application provided that the Executive is employed by the Company on the date of acceptance; and (iv) 50,000 shares shall vest upon commercial launch of exenatide provided that the Executive is employed by the Company on the date of launch.  Commercial launch of a product shall be deemed to occur upon the adoption of a resolution by the Board after FDA approval of such product, such resolution authorizing the Company to enter into commerce with such product.

3.5                               Annual Option Grants.  The executive shall be eligible to receive annual stock option grants based upon corporate performance, as determined by the Board in its exclusive discretion.

3.6                               Expenses.  The Company will reimburse Executive for housing expenses in San Diego for up to $3,000 per month.  The actual amount will be grossed-up for income tax purposes.  Executive will also be eligible for reimbursement of other business and travel expenses.

3.7                               Employment Taxes.  All of the Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.8                               Benefits.  The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company’s executive or key management employees, including but not limited to:  the Company’s Change in Control Employee Severance Benefit Plan, Deferred Compensation Plan, 401K Savings Plan, Employee Stock Purchase Plan, group health insurance, disability insurance, life insurance, and paid personal leave.

4.                                      TERM.

4.1                               At-Will Employment.  The Executive shall be employed at will.  Either the Executive or the Company may terminate this Agreement and the employment relationship at any time, with or without notice, for any reason or no reason.

4.2                               Survival of Certain Provisions.  Section 5, and to the extent applicable, Section 2.2, shall survive the termination of this Agreement.

5.                                      CONFIDENTIAL AND PROPRIETARY INFORMATION; NONSOLICITATION.

5.1                               As a condition of employment the Executive agrees to execute and abide by the Company’s standard Proprietary Information and Inventions Agreement.

5.2                               While employed by the Company and for one (1) year thereafter, the Executive agrees that in order to protect the Company’s trade secrets and confidential and proprietary information from unauthorized use, the Executive will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity, other than any administrative assistant or other person in a similar role employed by the Company to directly assist Executive.

6.                                      ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives.  Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

7.                                      CHOICE OF LAW.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

8.                                      INTEGRATION.

This Agreement, the indemnity agreement dated January 4, 1996, and the Proprietary Information and Inventions Agreement contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment and the termination of the Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties, including without limitation any previous letter between Executive and the Company regarding employment. To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement, the Proprietary Information and Inventions Agreement controls (except with respect to the prohibition or solicitation of employees for which Section 5.2 of this Agreement shall control).

9.                                      AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by the Executive and the Chairman of the Board of the Company.

10.                               WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

11.                               SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.  Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.

12.                               INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and have consulted with, the Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement.  The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.                               REPRESENTATIONS AND WARRANTIES.

The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

14.                               COUNTERPARTS.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

15.                               LITIGATION COSTS.

Should any claim be commenced between the Parties or their personal representatives concerning any provision of this Agreement or the rights and duties of any person in relation to this Agreement, the Party prevailing in such action shall be entitled, in addition to such other relief as may be granted to a reasonable sum as and for that Party’s attorney’s fees in such action.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

AMYLIN PHARMACEUTICALS, INC.

Dated:	September 18, 2003	By:	/s/ JOSEPH C. COOK JR.
Joseph C. Cook, Jr.
Chairman of the Board

Dated:	September 18, 2003	By:	/s/ GINGER L. GRAHAM
Ginger L. Graham